EXHIBIT 10.9

NEWELL BRANDS
EMPLOYEE SAVINGS PLAN

AMENDMENT NO. 2

THIS AMENDMENT NO. 2 is made by Newell Operating Company, a Delaware corporation, (“NOC”) to the Newell Brands Employee Savings Plan (the “Plan”), which was amended and restated effective January 1, 2018, and most recently amended by the First Amendment effective January 1, 2019.
W I T N E S S E T H:
WHEREAS, NOC sponsors and maintains the Plan for the exclusive benefit of eligible employees of NOC and of certain of its affiliates who are participating employers; and
WHEREAS, under Section 14.1 of the Plan, the Plan may be amended by resolution or written instrument approved by the Board of Directors of NOC (the “Board”); and
WHEREAS, the Board has determined that it is appropriate to amend the Plan, effective January 1, 2022, (1) to add an automatic contribution arrangement to the Plan for Participants hired or rehired on or after January 1, 2022 and (2) to provide for a true-up matching contribution for Participants each Plan Year;
NOW, THEREFORE, the Board hereby amends the Plan as follows, to be effective as of January 1, 2022.

1.Section 1.43 is deleted in its entirety and the following new Section 1.43 inserted in lieu thereof:
“1.43    “Pre-Tax Contribution” means an amount contributed to the Plan by a Participating Employer on behalf of a Participant that is intended to meet the requirements of Code Section 402(e)(3), pursuant to either an Elective Deferral Agreement or automatic enrollment in the Plan pursuant to the provisions of Section 3.1(g).”

2.Section 2.1(d) is deleted in its entirety and the following new Section 2.1(d) inserted in lieu thereof:
“(d)    Initial Enrollment. Subject to Section 2.1(a), an Eligible Employee may, at any time after meeting the participation requirements of any of the foregoing Sections 2.1(b) or (c), commence to have Elective Deferrals made on his behalf by submitting an Elective Deferral Agreement. Elective Deferrals shall commence as soon as practicable following the date on which the Participant submits such Elective Deferral Agreement, but in no event prior to the date on which he met such foregoing participation requirements. An Elective Deferral Agreement shall include, without limitation, an election to defer Covered Pay as a Pre-Tax Contribution and/or Roth Contribution and have it contributed to the Plan, a Beneficiary designation and an investment direction. Notwithstanding the foregoing, an Eligible Employee who is subject to the provisions of Section 3.1(g) and who fails to submit an Elective Deferral Agreement shall be subject to the Plan’s automatic contribution and escalation provisions outlined in Section 3.1(g).”
3.Section 2.1(e) is deleted in its entirety and the following new Section 2.1(e) inserted in lieu thereof:
“(e)    Amendment, Suspension or Revocation of Elective Deferral Agreement or Automatic Contribution Arrangement. A Participant may increase or decrease at any time the percentage of his Elective Deferrals, including any default deferral percentage, if applicable, as described in Section 3.1(g), which change shall be effective as soon as administratively practicable after an Elective Deferral Agreement specifying the change is submitted by the Participant. A Participant may voluntarily suspend Elective Deferrals, including any Elective Deferrals made pursuant to the automatic contribution arrangement described in Section 3.1(g), for an indefinite period of time. Such suspension shall be effective as soon as administratively practicable after the Participant submits an Elective Deferral Agreement specifying such change. A Participant shall not be permitted to make up Elective Deferrals for any period of suspension. A Participant who makes an election to suspend Elective Deferrals pursuant to this subsection may again commence to have Elective Deferrals made on his behalf by submitting an Elective Deferral Agreement, in which case Elective Deferrals shall commence as soon as administratively practicable after the Elective Deferral Agreement is submitted. A Participant who is subject to the provisions of Section 3.1(g) and who fails to submit an Elective Deferral Agreement shall be subject to the Plan’s automatic contribution and escalation provisions outlined in Section 3.1(g). Notwithstanding the foregoing, the BAC, at its election, may amend, suspend or revoke an Elective Deferral Agreement or a default deferral percentage as described in Section 3.1(g), if applicable, with a Participant at any time if the BAC determines that such amendment, suspension or revocation is necessary to ensure that the contribution limits of Article V are satisfied for the Plan Year.”
4.Section 3.1(a) is deleted in its entirety and the following new Section 3.1(a) inserted in lieu thereof:
“(a)    General. A Participant may elect to reduce his Covered Pay prospectively by any whole percentage between 1% and 75%, on a payroll period basis, and have such amounts contributed on his behalf to the Plan as Elective Deferrals. A Participant may designate all or a portion of such Elective Deferrals as Roth Contributions, and any such designation shall be irrevocable once the Elective Deferral provided for therein has been effected, provided that such designation may be changed prospectively by the Participant by submitting a new Elective Deferral Agreement. In the absence of such designation, any such Elective Deferrals shall be Pre-Tax Contributions. The portion of a Participant’s Elective Deferrals that are Catch-up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Section 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of Catch-up Contributions. Roth Contributions by the Participant are included in the Participant’s gross income pursuant to applicable federal income tax law. Automatic increases in Elective Deferrals are permitted and may be elected by a Participant. A Participant who is subject to the provisions of Section 3.1(g) and who fails to submit an Elective Deferral Agreement shall be subject to the Plan’s automatic contribution and escalation provisions outlined in Section 3.1(g).”
5.Section 3.1(b) is deleted in its entirety and the following new Section 3.1(b) inserted in lieu thereof:
“(b)    Payroll Withholding. Each Participating Employer shall reduce a Participant’s Covered Pay, on a payroll period basis, in an amount equal to either the Elective Deferrals specified under the Participant’s Elective Deferral Agreement or the Elective Deferrals determined pursuant to the automatic enrollment provisions of Section 3.1(g), if applicable. Each Participating Employer shall then remit such amounts to the Trust.”
6.The following new Subsection (g) of Section 3.1 is inserted immediately following Subsection 3.1(f):
“(g)    Automatic Contribution Arrangement. Pursuant to administrative procedures established by the BAC from time to time, Eligible Employees who are hired or rehired on or after January 1, 2022 (collectively the “Affected Participants” for purposes of this Section 3.1(g)) will be automatically enrolled in the Plan with an automatic Pre-Tax Contribution equal to 3% of Covered Pay, on a payroll period basis, which default deferral percentage will automatically increase as described in subsection (i) below. The default deferral percentage will become effective initially for the first full payroll period beginning 35 days, or such other period as is adopted by any Participating Employer, following the Eligible Employee meeting the participation requirements of either Section 2.1(b) or (c). Notwithstanding the above, an Affected Participant may elect at any time after meeting the participation requirements of Section 2.1(b) or (c), to increase, reduce or terminate his automatic contribution by making an affirmative election as provided in subsection 2.1(e), in which case the default deferral percentage and provisions described in this Section 3.1(g) shall be disregarded with respect to such Affected Participant and shall have no further effect on the Affected Participant’s Elective Deferrals.
(i)Provided an Affected Participant has not made an election pursuant to Section 2.1(e) to cancel the default deferral percentage, the Participant’s deferral percentage will increase by one percentage each Plan Year up to a maximum of 10%. For each Affected Participant who is making Elective Deferrals pursuant to this Section 3.1(g), automatic increases generally will take place as of each payroll period that includes the annual anniversary of an Affected Participant’s most recent date of hire or rehire, as applicable, unless such anniversary is within six (6) months of the date such Affected Participant is first subject to the automatic deferral provisions of this Section 3.1(g) or the Affected Participant designates a different date for annual increases pursuant to procedures established by the BAC. The automatic increases to an Affected Participant’s Elective Deferrals shall remain in place even if the Affected Participant submits an Elective Deferral Agreement. An Affected Participant must affirmatively opt out of the automatic increase program of this Section 3.1(g) and shall also be subject to such other administrative rules and procedures as established by the BAC from time to time for the implementation of the automatic contributions and automatic increases provided for in this Section 3.1(g).
(ii)Immediately following the Affected Participant’s date of eligibility under Section 2.1(b) or (c), such Affected Participant will receive a notice which will accurately describe:
(A)The default deferral percentage that will apply to the Participant in the absence of an affirmative election by the Participant;
(B)The Participant’s right to elect to have no Pre-Tax Contributions made on his behalf or to have a different amount of Pre-Tax Contributions made;
(C)The Participant’s right to designate all or a part of the default Pre-Tax Contributions as Roth Contributions instead of Pre-Tax Contributions; and
(D)How default Pre-Tax Contributions will be invested in the absence of the Participant’s investment instructions.
(iii)The Affected Participant will have a reasonable opportunity after receipt of the notice described in subsection (ii) to submit an affirmative Elective Deferral Agreement in accordance with Section 2.1(e) electing to increase, reduce or eliminate the automatic Pre-Tax Contribution, and/or electing that all or a portion of the default Pre-Tax Contribution be a Roth Contribution. Any Pre-Tax Contributions being made pursuant to this Section 3.1(g) will cease as soon as administratively feasible after the Participant makes an affirmative election by submitting an Elective Deferral Agreement.”
7.Section 4.1(a) is deleted in its entirety and the following new Section 4.1(a) inserted in lieu thereof:
“(a)    Amount of Matching Contribution. Subject to an alternative Matching Contribution for a Participating Union Group listed on Appendix C, for each payroll period, each Participating Employer shall cause to be contributed on behalf of each of its Eligible Employees who either has an Elective Deferral Agreement in effect for such payroll period or is participating in the Plan per the automatic contribution arrangement described in Section 3.1(g) a Matching Contribution in an amount equal to one hundred percent (100%) of such Participant’s Elective Deferrals for such payroll period, up to six percent (6%) of such Participant’s Covered Pay for such payroll period. In addition to the foregoing, each Participating Employer shall cause to be contributed on behalf of each Participant who contributed an Elective Deferral during the Plan Year an additional “true-up” Matching Contribution in such amount, if any, as may be necessary for the total Matching Contribution for the Plan Year to equal one hundred percent (100%) of such Participant’s Elective Deferrals for the Plan Year which do not exceed six percent (6%) (or such alternative Matching Contribution percentage for a Participating Union Group listed on Appendix C) of such Participant’s Covered Pay for the Plan Year. Terminated Participants shall also be entitled to the additional “true-up” Matching Contribution, if required to ensure such Participant receives 100% of the Matching Contribution for the portion of the Plan Year in which such Participant had Elective Deferrals. The additional true up Matching Contribution shall be calculated and contributed as soon as practicable following the last day of the Plan Year.”
8.Except as specifically amended above, the Plan shall remain unchanged and, as amended herein, shall continue in full force and effect.
9.This Amendment No. 2 to the Plan is effective January 1, 2022.

IN WITNESS WHEREOF, NOC has caused this Amendment No. 2 to the Plan to be executed by its duly authorized representative.
        Newell Operating Company

Dated: December 30, 2021    By: /s/
                 Bradford R. Turner